Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 10th day of July, 2015, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and RELYPSA, INC., a Delaware corporation (“Tenant”).

r e c i t a l s :

A.Landlord and Tenant entered into that certain Lease dated June 26, 2014 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of that certain building containing approximately 79,675 square feet of space located at 100 Cardinal Way, Redwood City, California  94063 (the “100 Building”) located in that certain project known as Britannia Seaport Centre (the “Project”).

B.Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 13,904 rentable square feet of space commonly known as Suite 200 (the “Expansion Premises”) and located in that certain Building located at 200 Cardinal Way, Redwood City, California  94063 (the “200 Building”) located in the Project, as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.Modification of Premises.  Effective as of the “Expansion Commencement Date” (as that term is defined hereinbelow), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  For purposes of this First Amendment, the term “Expansion Commencement Date” shall mean the later to occur of (i) December 1, 2015, or (ii) the date the Premises are “Ready for Occupancy” as defined in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”).  Effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 93,579 rentable square feet.  The Existing Premises and the Expansion Premises may after the Expansion Commencement Date collectively

HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

be referred to as the “Premises”.  After the Expansion Commencement Date, all references in the Lease, as amended, to the Building shall mean (i) the 100 Building when the context applies to the 100 Building or any portion of the Premises located in the 100 Building, (ii) the 200 Building when the context applies to the 200 Building or any portion of the Premises located in the 200 Building, and (iii) both the 100 Building and the 200 Building when the context applies to both of such buildings; provided, however, references to the Building in Sections 4.1.2, 11.2, 15.4 and 24 as to the Expansion Premises shall mean the Expansion Premises.

3.Lease Term.

3.1.Expansion Term.  The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date (i.e., January 31, 2025), unless sooner terminated as provided in the Lease, as hereby amended.  For purposes of this First Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Expansion Term; provided, however, that the first Expansion Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Expansion Commencement Date occurs (unless the Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Expansion Year shall end on the day immediately preceding the first anniversary of the Expansion Commencement Date), and the second and each succeeding Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Year shall end on the Lease Expiration Date (i.e., January 31, 2025).

3.2.Option Terms.  Notwithstanding any provision to the contrary contained in the Lease, effective as of the date of this First Amendment, all references to the term “Premises” in Section 2.2 of the Lease shall be deemed to mean and refer to both the Existing Premises and the Expansion Premises.

4.Base Rent.

4.1.Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

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4.2.Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Expansion Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$550,598.40	$45,883.20	$3.30
2	$567,116.35	$47,259.70	$3.40
3	$584,129.84	$48,677.49	$3.50
4	$601,653.74	$50,137.81	$3.61
5	$619,703.35	$51,641.95	$3.71
6	$638,294.45	$53,191.20	$3.83
7	$657,443.28	$54,786.94	$3.94
8	$677,166.58	$56,430.55	$4.06
9	$697,481.58	$58,123.46	$4.18
10 through Lease Expiration Date	$718,406.03	$59,867.17	$4.31

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.Tenant’s Share of Direct Expenses.

5.1.Existing Premises.  Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2.Expansion Premises.  Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Expansion Premises, Tenant’s Share shall equal 16.61% and references to the Building in the definition of Direct Expanses shall mean the 200 Building with respect  thereto.

6.Expansion Improvements.  Landlord shall construct the improvements in the Expansion Premises pursuant to the terms of the Tenant Work Letter.  In addition, Landlord shall

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deliver the Expansion Premises in the condition required in the ninth sentence of Section 1.1.1 of the Lease.  Except as specifically set forth herein, in the Lease or in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).

7.Signage.  After the Expansion Commencement Date, Tenant shall be entitled to signage as described in Section 23.1 of the Lease as to the Expansion Premises, with references therein to the Building to mean the 200 Building, and to building standard suite identification signage.

8.Services, Utilities and Repairs.  Because the Expansion Premises are only a portion of the 200 Building, the provisions set forth in Exhibit C shall apply as to the Expansion Premises, rather than Sections 6 and 7 of the Lease.

9.Notices.  Notwithstanding any contrary provision of the Lease, as hereby amended, as of the date of this Amendment, any notices to Landlord must be sent, transmitted or delivered, as the case may be, to the following addresses:

Hayward Point Eden I Limited Partnership
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA  90806-2473
Attn:  Legal Department
Fax:  (562) 733-5219

with a courtesy copy to:

Hayward Point Eden I Limited Partnership
c/o HCP Life Science Estates
950 Tower Lane, Suite 1650
Foster City, CA 94404
Attn:  Jonathan M. Bergschneider

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

10.Lease Bifurcation.  Landlord and Tenant hereby acknowledge that Landlord may, in its reasonable discretion (e.g., in connection with the financing, refinancing, or sale of any or all of the Project), require that separate leases exist with regard to each of the 100

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Building and the 200 Building.  If Landlord so reasonably requires, the parties agree to bifurcate the Lease, as amended, into separate leases; provided, however, such resulting, bifurcated leases shall, on a collective basis, (i) be on the same economic terms as set forth in the Lease, as amended  (provided that in no event shall certain rights of Tenant which are reasonably assignable to only one of such leases be duplicated in the other of such leases), (ii) otherwise be on terms materially consistent with the Lease, as amended, and (iii) be in form and substance reasonably approved by Tenant.  Such bifurcated, replacement leases shall, if so required by Landlord and to the extent the same otherwise satisfy the requirements of this Section 11.3, be executed by Landlord and Tenant within thirty (30) days following Landlord’s written election and delivery of the same to Tenant.

11.Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Cresa, now known as Savills Studley (collectively, the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

12.Subordination.  Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or the lien of any mortgage or deed of trust.

13.No Further Modification.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD: HCP LS REDWOOD CITY, LLC, a Delaware limited liability company By: /s/ Jonathan M. Bergschneider Jonathan M. Bergschneider Executive Vice President	TENANT: RELYPSA, INC., a Delaware corporation By:/s/ John A. Orwin Name:John A. Orwin Its:President and CEO By:/s/ Kristine M. Ball Name:Kristine M. Ball Its: Senior Vice President, CFO

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EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A -1-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

EXHIBIT B

TENANT WORK LETTER

The terms of this Tenant Work Letter are incorporated in the First Amendment and the Lease for all purposes.

1.Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:

(a)Approved Plans: Plans and specifications prepared by Landlord and the Architect for the Landlord’s TI Work and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter (which plans and specifications shall show improvements reasonably comparable to the office improvements in the Existing Premises), subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b)Architect: DGA Architects.  Tenant shall have no right to direct or control such Architect, provided that Tenant shall work with Architect in good faith and with all due diligence as set forth in this Tenant Work Letter to provide Architect with such information and approvals as are required in a timely fashion.

(c)Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.

(d)Final Working Drawings: See definition in Paragraph 2(a) hereof.

(e)General Contractor:  Landmark Builders Inc.  Tenant shall have no right to direct or control such General Contractor, provided that Tenant shall work with General Contractor in good faith and with all due diligence as set forth in this Tenant Work Letter to provide General Contractor with such information and approvals as are required in a timely fashion.

(f)Contract:  The construction contract to be entered into between Landlord and the General Contractor as set forth in Section 4(d), below.

(g)Landlord’s TI Work: The construction of the improvements to or within the Building as shown on the Approved Plans to be constructed by Landlord pursuant to the Lease and this Tenant Work Letter. The term “Landlord’s TI Work” does not include the improvements existing in the Building and Premises at the date of execution of the Lease.

(h)Premises.  The “Expansion Premises” as defined in this First Amendment.

(i)Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable  discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Landlord’s TI Work.

EXHIBIT B -1-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

(j)Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Landlord’s TI Work as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Building and the Property.

(k)Schedule: That certain project timeline setting forth the anticipated dates for approvals and completion of certain items of work as set forth on Exhibit B-1 attached hereto, which may be modified from time to time as reasonably agreed by Landlord and Tenant.

(l)Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

(m)Tenant Delay: Any of the following types of delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed):

(i)Any delay resulting from Tenant’s failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord’s Project Manager in connection with the design, construction, or permitting of Landlord’s TI Work (including providing information required by the City in connection with obtaining any governmental approvals), or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii)Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request;

(iii)Any delay caused by Tenant (or Tenant’s contractors, agents or employees) materially interfering with the performance of Landlord’s TI Work (including as a result of Tenant’s entry into the Premises in accordance with Section 5 of this Tenant Work Letter), provided that Landlord shall have given Tenant prompt notice of such material interference; or

(iv)Any delay caused by the requirement that the General Contractor install equipment on behalf of Tenant, which equipment is not a part of the Landlord’s TI Work;

A Tenant Delay as set forth in items (i), (ii), (iii), or (iv), or as otherwise defined in this Tenant Work Letter or the Lease, shall not be deemed to have commenced until such time as Landlord has delivered written notice to Tenant specifying the circumstances that constitute a Tenant Delay.

(n)Unavoidable Delays: Delays due to acts of God, acts of public agencies (including delays in the permitting process), labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, delays due to local utility providers, or other causes or contingencies (excluding financial

EXHIBIT B -2-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

inability) beyond the reasonable control of Landlord or Tenant, as applicable.  Landlord shall use reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.

(o)Landlord Delays:  Any delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following such delay has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed) caused by Landlord’s failure to act in accordance with the terms of this Tenant Work Letter, provided that a Landlord Delay shall not be deemed to have commenced until such time as Tenant has delivered written notice to Landlord specifying the circumstances that constitute a potential Landlord Delay.

(p)Building:  The “200 Building” as defined in the First Amendment.

(q)Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease.

2.Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Landlord’s TI Work.

(a)Approved Plans and Working Drawings for Landlord’s TI Work. Landlord’s Architect and project manager have prepared, and Landlord and Tenant have approved, preliminary plans and specifications and a scope of work for the Premises. The most recent mutually approved version of such preliminary plans and specifications and scope of work (the “Landlord’s Preliminary Plan”) is attached hereto as Schedule 1 and incorporated herein by this reference.  Any items listed on the Landlord’s Preliminary Plan as being “alternates” or “tenant items”, or “tenant furnished” or “tenant installed” shall be provided, if at all, by Tenant at Tenant’s sole cost and expense (subject to reimbursement out of the Additional Tenant Improvement Allowance), and Landlord shall have no obligations with respect thereto. Landlord shall prepare or cause to be prepared (assuming timely delivery by Tenant of all information and decisions reasonably required to be furnished or made by Tenant in order to permit preparation of Landlord’s Final Working Drawings, and subject to Tenant Delays and Unavoidable Delays), final detailed working drawings and specifications for the Landlord’s TI Work, including (as applicable) structural, fire protection, life safety, mechanical and electrical working drawings and final architectural drawings (collectively, “Landlord’s Final Working Drawings”). Landlord’s Final Working Drawings shall be based on and consistent with the Landlord’s Preliminary Plan in all material respects (except as otherwise mutually approved by the parties in their respective discretion). Landlord shall deliver copies of Landlord’s Final Working Drawings to Tenant for Tenant’s approval and information.  Tenant shall promptly and diligently either approve the proposed Landlord’s Final Working Drawings, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed plans and specifications or proposed Landlord’s Final Working Drawings into a form which will be reasonably acceptable to Tenant.  Notwithstanding any other provisions of this paragraph, if Tenant objects to any aspect of the Landlord’s Final Working Drawings (including, but not limited to, any subsequently proposed changes therein from time to time) that is (i) materially consistent with the Landlord’s Preliminary Plan, (ii) necessitated by applicable law or as a condition of any governmental or other third-party approvals or consents that are required to be obtained in connection with

EXHIBIT B -3-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

Landlord’s TI Work but that do not materially change the design or configuration thereof or materially affect Tenant’s use of the Premises, or (iii) that is required as a result of unanticipated conditions encountered in the course of construction of Landlord’s TI Work but that do not materially change the design or configuration thereof or materially affect Tenant’s use of the Premises, then any delays in the completion of the Landlord’s TI Work resulting from such objection, or from changes to the Landlord’s Final Working Drawings resulting from such objection shall be a Tenant Delay.  To the extent Tenant identifies to Landlord any concerns arising out of any such requirements or conditions described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Landlord’s TI Work that might minimize or avoid the effects of such requirements or conditions. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of required changes on or before any deadline reasonably specified by Landlord (which shall not be less than five (5) business days after delivery thereof to Tenant) in delivering an applicable set of plans, specifications and/or drawings to Tenant shall constitute and be deemed to be a Tenant delay.

(b)Construction of Landlord’s TI Work.  Following completion of Landlord’s Final Working Drawings, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of the Landlord’s TI Work.  Upon receipt of such permits and approvals, Landlord shall at Landlord’s expense (subject to Tenant’s obligations to pay for the increased cost of any Tenant required changes to the Landlord’s Preliminary Plan or Landlord’s Final Working Drawings that were previously approved by Landlord and Tenant), construct and complete the Landlord’s TI Work substantially in accordance with the Landlord’s Approved Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction shall be performed in a neat, good and workmanlike manner and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed.  Landlord shall use good faith efforts to diligently prosecute the construction of the Landlord’s TI Work in accordance with the Schedule.

(c)Changes.

(i)If Landlord determines at any time that changes in Landlord’s Final Working Drawings or in any other aspect of the Landlord’s Approved Plans relating to any item of Landlord’s Work are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval may be required with respect to the Landlord’s TI Work, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances, and consult with Tenant with regard to the manner in which such changes are instituted, and (B) cause revised Landlord’s Final Working Drawings to be prepared by Landlord’s Architect and submitted to Tenant, for Tenant’s approval, which shall not be unreasonably withheld.  Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes on or before any deadline reasonably specified by Landlord (which shall not be less than five (5) business days after delivery thereof to Tenant) shall constitute and be deemed to be a Tenant Delay.

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(ii)If Tenant at any time desires any changes, alterations or additions to the Landlord’s Final Working Drawings or material changes to the Preliminary Plan with respect to any of Landlord’s TI Work, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which shall be caused in Landlord’s TI Work by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord’s estimate of the change, if any, which shall occur in the cost of the Landlord’s TI Work affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). Landlord shall so notify Tenant within five (5) business days of Landlord’s receipt of the Tenant Change Request, provided that such period shall be extended if because of the nature of the proposed changes, alterations or additions, Landlord cannot reasonably respond within a five (5) business day period.  If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within five (5) business days after receipt of such notice from Landlord, of Tenant’s approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice), then Landlord shall cause such Tenant Change Request to be implemented, and any actual delays resulting therefrom shall be deemed to be a Tenant Delay, and Tenant shall be responsible for all actual increases in costs of the Landlord’s TI Work resulting from or attributable to the implementation of the Tenant Change Request (which costs Tenant may pay out of the Additional Tenant Improvement Allowance (as provided in Section 4(a), below), or out of Tenant’s own funds, at Tenant’s election). If Tenant fails to notify Landlord in writing of Tenant’s approval of such Tenant Change Request within said five (5) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(d)Project Management.  Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Landlord’s TI Work, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Landlord’s TI Work, including monitoring Tenant’s compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Landlord’s TI Work. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request.  Fees and charges of Project Manager for such services shall be at Landlord’s sole expense, but shall be deducted from the Additional Improvement Allowance in the event Tenant elects to exercise its right to utilize the same for Change Requests or for other costs as provided in Section 4(a).

EXHIBIT B -5-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

3.Completion.

(a)When Landlord receives written certification from Architect that construction of the Landlord’s TI Work in the Building has been completed in accordance with the Landlord’s Approved Plans (except for Punch List Work), Project Manager or other representatives of Landlord shall conduct one or more “walkthroughs” of the Building with Tenant and Tenant’s representatives, to mutually identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items.  Landlord shall prepare and deliver to Tenant a certificate signed by both Landlord and Architect (the “Substantial Completion Certificate”), in accordance with the AIA standard form, (i) certifying that the construction of the Landlord’s TI Work in the Building has been substantially completed in a good and workmanlike manner in accordance with the Landlord’s Approved Plans in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, (ii) certifying that Landlord’s TI Work complies in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery, and setting forth the Punch List Work. Upon receipt by Tenant of the Substantial Completion Certificate, the certificate of occupancy for the Premises, or legal equivalent allowing the occupancy of the Premises, and tender of possession of the Premises by Landlord to Tenant, Landlord’s TI Work in the Building will be deemed delivered to Tenant and “Ready for Occupancy” for all purposes of the Lease (subject to Landlord’s continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease, including the First Amendment, or this Tenant Work Letter with respect to such Landlord’s TI Work).

(b)Promptly following delivery of the Substantial Completion Certificate for Landlord’s TI Work in the Building, Landlord shall diligently complete the Punch List Work reflected in such joint punch list within thirty (30) days.  Tenant acknowledges that depending on the nature and scope of the punch list items, certain work may extend beyond such 30-day period.  Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as provided in Section 8182 of the California Civil Code) with respect to Landlord’s TI Work in the Building.  Landlord shall conduct at least one (1) additional “walkthrough” with Tenant and Tenant’s representatives after the date which is ten (10) months following the delivery of the Substantial Completion Certificate to identify any defects in construction or required repairs, which defects and repairs Landlord shall remedy at Landlord’s sole cost and expense.

(c)All construction, product and equipment warranties and guaranties obtained by Landlord with respect to Landlord’s TI Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d)Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of Landlord’s TI Work as a result of any Tenant Delay, then notwithstanding any other provisions of the Lease to the contrary, the

EXHIBIT B -6-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

Premises shall be deemed to have been substantially complete on the date the Premises would have been substantially complete absent such Tenant Delay.

(e)If Landlord has not caused the Premises to be Ready for Occupancy on or before May 1, 2016 (the “Outside Date”), then for each day after the Outside Date that the Premises are not Ready for Occupancy, Tenant will receive one (1) day of free rent as to the Expansion Premises to be credited to the period commencing on the Expansion Commencement Date.  The Outside Date will be extended by any Tenant Delay or any Unavoidable Delay.

4.Payment of Costs.  Except as otherwise expressly provided in this Tenant Work Letter, the cost of design, construction and management of the Landlord’s TI Work shall be paid by Landlord at Landlord’s sole cost and expense.

(a)Additional Improvement Allowance.  Tenant shall be entitled to a one-time additional allowance (the “Additional Improvement Allowance”) in the amount of up to $15.00 per RSF of the Premises (i.e., up to $208,560.00), which may be requested periodically by Tenant for (i) costs required to be paid by Tenant under this Tenant Work Letter, (ii) data cabling and/or FF&E or (iii) costs of “Alterations” performed of the Premises by Tenant from time to time, and which Additional Improvement Allowance must be used by Tenant on or before December 31, 2016.  In the event Tenant exercises its right to use all or any portion of the Additional Improvement Allowance, the monthly Base Rent for the Premises for the initial Lease Term shall be increased by an amount equal to the “Additional Monthly Base Rent,” as that term is defined below.  The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional Improvement Allowance utilized by Tenant as the present value amount, (ii) the number of months remaining in the Lease Term as the number of payments, (iii) 9% as the annual interest factor, and (iv) the Additional Monthly Base Rent as the missing component of the annuity.  At Landlord’s option, Landlord and Tenant shall enter into an amendment to this Lease memorializing the applicable Base Rent increase(s) attributable to such Additional Monthly Base Rent amount payable by Tenant hereunder.  Following Tenant’s election to use all or any portion of the Additional Improvement Allowance, Landlord and Tenant shall enter into an agreement in the form of Schedule 2 to this Exhibit B in order to document the amount of the Additional Monthly Base Rent.

(b)Disbursement.  Except as otherwise set forth in this Work Letter, any Additional Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein), at Tenant’s option, for costs of Tenant Change Requests, or for other costs as provided in Section 4(a), above.  Disbursement of any Additional Tenant Improvement Allowance for out-of-pocket expenses of Tenant shall be disbursed by Landlord to Tenant within forty-five (45) days after the invoicing thereof.

5.Tenant’s Fixturization Work.  Tenant may, prior to the substantial completion of the Landlord’s TI Work, and during and in conjunction with the construction of the Landlord’s TI Work, permit Tenant’s vendors to enter the Premises for the purpose of installing telephones, electronic communication or related equipment, data cabling/wiring, security or

EXHIBIT B -7-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

audio/visual equipment, and furniture systems and equipment, provided that Tenant shall be solely responsible for any of such equipment, data/cabling, fixtures, furniture or material and for any loss or damage thereto from any cause whatsoever, excluding only the gross negligence or deliberate misconduct of Landlord or its contractors.  Such early access to the Premises and such installation shall be permitted only to the extent that Landlord determines that such early access and installation activities will not delay Landlord’s completion of the construction of the Landlord’s TI Work, provided that Landlord’s General Contractor shall use reasonable good faith efforts to reasonably integrate the work to be completed by Tenant’s vendors into the General Contractor’s scheduling and planning such that the Landlord’s TI Work and the work to be completed by Tenant’s vendors will be completed in an efficient manner.  Further, subject to the foregoing, Landlord and Tenant shall cooperate in the scheduling of Tenant’s early access to the Premises and of Tenant’s installation activities in an attempt to maximize the benefits to Tenant of this Section 5 without interfering with the completion of the construction of the Landlord’s TI Work.  Such early entry shall be subject to the terms of the Lease except the obligation to pay rent, including utilities.

6.No Agency.  Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

7.Miscellaneous.  All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

EXHIBIT B -8-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

SCHEDULE 1 TO EXHIBIT B

LANDLORD’S PRELIMINARY PLAN

N.I.C.
DIMENSIONED FLOOR PLAN - LEVEL 2

DGA planning | architecture | interiors

CONSULTANTS

STAMP

KEY PLAN

NO. DESCRIPTION DATE

CLIENT

PROJECT INTERIOR IMPROVEMENTS

ADDRESS

PROJECT NO.

SCALE

TITLE

DIMENSIONED FLOOR PLAN - LEVEL 2

AM102

EXHIBIT B -9-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

N.I.C.

1 REFLECTED CEILING PLAN - LEVEL 2

REFLECTED CEILING PLAN GENERAL NOTES:

REFLECTED CEILING PLAN LEGEND

DGA planning | architecture | interiors

CONSULTANTS

Structural

Mechanical Engineer

Electrical Engineer

HOWELL ELECTRIC

Plumbing Engineer

SOUTHLAND INDUSTRIES

STAMP

KEY PLAN

NORTH

NO.	DESCRIPTION	DATE

CLIENT

PROJECT: INTERIOR IMPROVEMENTS

ADDRESS

PROJECT NO.

SCALE

TITLE

REFLECTED CEILING PLAN - LEVEL 2

AR102

EXHIBIT B -10-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

2 OPEN OFFICE 208 - HALLWAY - SOUTH ELEVATION
1 RM 201 - RECEPTION - NORTH ELEVATION
4 HALLWAY 220 - EAST ELEVATION
3A COPY 1 W ELEV
3 COPY 1 - SOUTH ELEVATION
6 RM 262 - BREAKROOM NORTH ELEVATION
5 HALLWAY 220 - WEST ELEVATION
9 OPEN OFFICE 220 - HALLWAY - NORTH ELEVATION
8 OPEN OFFICE 208 - HALLWAY - EAST ELEVATION
7 RM 262 - BREAKROOM - SOUTH ELEVATION
12 OPEN OFFICE
11 OPEN OFFICE 223 - HALLWAY - EAST ELEVATION
10 OPEN OFFICE 223 - HALLWAY - WEST ELEVATION

DGA planning | architecture | interiors

CONSULTANTS

Structural

Mechanical Engineer

Electrical Engineer
HOWELL ELECTRIC

Plumbing Engineer
SOUTHLAND INDUSTRIES

STAMP

KEY PLAN

NO.	DESCRIPTION	DATE

CLIENT

PROJECT INTERIOR IMPROVEMENTS

ADDRESS

PROJECT NO.

SCALE 1/4" = 1'-0"

TITLE

INTERIOR ELEVATIONS

AE211

EXHIBIT B -11-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

RELYPSA CONCEPT RENDERINGS FOR CLIENT REVIEW FOR 2ND FLOOR AT 200 CARDINAL WAY, REDWOOD CITY - RENDERINGS ARE NOT INTENDED TO PROVIDE INFORMATION WITH REGARD TO FINISH. FINAL FINISHES AND FURNISHINGS TO MATCH EXISTING RELYPSA SPACE AT 100 CARDINAL WAY.

JULY 1, 2015

HCP

relypsa

DGA planning | architecture | interiors

EXHIBIT B -12-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

Project Management Advisors, Inc.

200 Cardinal – Relypsa Scope List

Based on pricing plan released by DGA dated 07/01/2015.

Exterior/Roof Improvements:

1. Extend existing roof screen bases, frame and metal panels.
2. New 27.5 Ton VAV Unit including (17) VAV boxes with reheat coils, HVAC and DDC controls.
3. Patch single ply TPO roof for new VAV.

Office Area Includes:

4. (1) Reception Area, (1) IT Closet, (1) Storage Room, (1) Copy Area, (4) Conference Rooms, (2) Huddle Rooms, (28) Private Offices, Open Office Area, and (1) Break Room.
5. Use existing mini blinds at exterior windows throughout office area. Roller shades at Conference Rooms by tenant.
6. Reception Area with a set of rated entry double doors at the main entrance.
7. IT Room with (1) door, VCT flooring, and 2x4 ACT ceiling.
8. Storage Room with (1) door, VCT flooring, and 2x4 ACT ceiling.
9. Copy Area with upper and lower cabinetry provided along the wall with Plam countertop and 4" backsplash. Power and rough-in for data provided. Equipment and cabling by Tenant.
10. (28) Private Offices with a Versaglide door, clear aluminum anodized door frame, carpet tiles with rubber base, float existing floors for Versaglide system, standard 2x4 ACT with 2x4 light fixtures, power, and rough-in for data provided. Data cabling and furniture by Tenant.
11. Open Office Area for (~20) workstations with carpet tiles and rubber base, standard 2x4 ACT, 2x4 light fixtures, power pole for power to workstations. Final power connection to workstations, IT cabling, and furniture by Tenant.
12. Break Room with VCT flooring, upper and lower cabinetry with Caesarstone solid surface countertop, sink, refrigerator, dishwasher, plumbing for Tenant water cooler, and power outlets. Furniture and water cooler by Tenant.
13. (4) Conference Rooms with a Versaglide door system, clear aluminum anodized door frame, carpet tiles, rubber base, standard 2x4 ACT, 2x4/2x2 light fixtures, floor box with power and data rough-in provided. Roller shades, cabling and furniture by Tenant.

EXCLUDES:

- AV/IT Cabling
- Window coverings unless otherwise noted
- Security System
- Tenant FF&E including projection screens
- TV/Mounting bracket
- Ceiling service panels and specialty gas outlets/piping/gas manifolds unless otherwise noted. (Gas manifolds - Potential Tenant Change Request)
- Signage, other than code require
- Equipment including but not limited to:
  - Freezers
  - UPS

Relypsa - 200 Cardinal - Scope List 2015-07-02

EXHIBIT B -13-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

SCHEDULE 2 TO EXHIBIT B

FORM OF AGREEMENT FOR ADDITIONAL MONTHLY BASE RENT

SECOND AMENDMENT TO LEASE

This Second AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of ____________ ___, 2015, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and RELYPSA, INC., a Delaware corporation (“Tenant”).

r e c i t a l s :

A.Landlord and Tenant are parties to that certain Lease dated June ___, 2014, (the “Original Lease”), as amended by that certain First Amendment dated May ___, 2015 (the “First Amendment”) (the Original Lease and the First Amendment shall collectively be referred to herein as the “Lease”), pursuant to which Tenant leases the entire building (the “Premises”) containing approximately 93,579 rentable square feet of space and located at 100 Cardinal Way, Redwood City, California  94063 (the “100 Building”) and 200 Cardinal Way, Redwood City, California  94063 (the “200 Building”).

B.Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2.Pursuant to the terms of Section 2.2 of the Tenant Work Letter attached to the First Amendment, Tenant was entitled to a one-time additional allowance  of up to $15.00 per RSF of the Premises (i.e., up to $$208,560.00) (the “Additional Improvement Allowance”).  Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant has utilized _______________ and __/100 Dollars ($_______.__) of the Additional Improvement Allowance (the “Utilized Additional Improvement Allowance”).

3.Additional Monthly Base Rent.  As a result of Tenant’s use of the Utilized Additional Improvement Allowance, Tenant is required to pay Additional Monthly Base Rent calculated as provided in Section 4(a) of Exhibit B to the First Amendment, and accordingly, the Base Rent schedule set forth in this Section 3, below, which includes such Additional Monthly

EXHIBIT B -14-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

Base Rent, shall supersede and replace the Base Rent schedule set forth in Section 4.2 of the First Amendment:

Expansion Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per RSF
	$________.__*	$________.__*	$___.__
	$________.__	$________.__	$___.__
	$________.__	$________.__	$___.__
	$________.__	$________.__	$___.__
	$________.__	$________.__	$___.__
	$________.__	$________.__	$___.__
	$________.__	$________.__	$___.__

4.No Further Modification.  Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

EXHIBIT B -15-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

EXHIBIT C

SECTIONS 6 AND 7

6.	SERVICES AND UTILITIES.

6.1.In General.  Landlord will be responsible, at Tenant’s sole cost and expense (subject to the terms of Section 4.2.4, above), for the furnishing of heating, ventilation and air‑conditioning, electricity, and water to the Premises.  Landlord shall not provide janitorial or telephone services for the Premises.  Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws.  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.  Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air‑conditioning, electricity, water, telephone, janitorial and interior Building security services, except as set forth in this Section 6.1, above.

6.2.Allocation of Utilities Costs.  To the extent that any utilities (including without limitation, electricity, gas, sewer and water) to the Building are separately metered to the Premises, such utilities shall be contracted for and paid directly by Tenant to the applicable utility provider.  To the extent that any utilities (including without limitation, electricity, gas, sewer and water) to the Building are not separately metered to the Premises, then Tenant shall pay to Landlord, within thirty (30) days after billing, an equitable portion of the Building utility costs, based on Tenant’s proportionate use thereof.  Tenant shall have the right to reasonably designate a suitable, licensed contractor to perform a measurement of the utility consumption by all occupants of the Building and Landlord shall equitably adjust the amount payable by Tenant based thereon.

6.3.Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility (including, without limitation, telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Notwithstanding the foregoing, Landlord may be liable for damages to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, provided that Landlord shall not be liable under

EXHIBIT C -1-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

any circumstances for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4.Existing Generator.  Commencing on the Lease Commencement Date or commencement of the Recognition Lease Period, Tenant shall have the right to connect to the existing Building back-up generator (the “Generator”) for a reasonable proportion of the Generator’s capacity to provide back-up generator services to the Premises.  During the Lease Term, Landlord shall maintain the Generator in good condition and repair, and Tenant shall be responsible for a share of the costs of such maintenance and repair based on the proportion of the Generator capacity allocated to the Premises.  Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Generator, or the failure of the Generator to provide suitable or adequate back-up power to the Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom.

7.	REPAIRS.

7.1.Tenant Repair Obligations.  Tenant shall, throughout the Term, at its sole cost and expense, maintain, repair or replace as required, the Premises in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition, all in accordance with the standards of First Class Life Sciences Projects, except for the Landlord Repair Obligations, whether or not such maintenance, repair, replacement or improvement is required in order to comply with applicable Laws (“Tenant’s Repair Obligations”), including without limitation, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in the Premises;  all communications systems serving the Premises; all of Tenant’s security systems in or about or serving the Premises; Tenant’s signage; interior demising walls and partitions (including painting and wall coverings), equipment, floors.  Tenant shall additionally be responsible, at Tenant’s sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises.

7.2.Landlord Repair Obligations.  Landlord shall be responsible, as a part of Operating Expenses, for repairs to and routine maintenance of the Building including without limitation: (1) exterior windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of exterior windows); (2) exterior doors, door frames and door closers; (3) the Building (as opposed to the Premises) and Project plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical and HVAC systems and equipment (collectively, the “Building Systems”), (4) the exterior glass, exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, including, without limitation, any painting, sealing, patching and waterproofing of exterior walls, and (5) repairs to the elevator in the Building and underground utilities, except to the extent that any such repairs are required due to the negligence or willful misconduct of Tenant (the

EXHIBIT C -2-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

“Landlord Repair Obligations”); provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Costs expended by Landlord in connection with the Landlord Repair Obligations shall be included in Operating Expenses to the extent allowed pursuant to the terms of Article 4, above.  Landlord shall cooperate with Tenant to enforce any warranties that Landlord holds that could reduce Tenant’s maintenance obligations under this Lease.

7.3.Tenant’s Right to Make Repairs.  Notwithstanding any provision to the contrary contained in this Lease, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord under this Lease with respect to repair and/or maintenance required in the Premises, including repairs to the portions of the Building that are Landlord’s responsibility under Section 7.4 (the “Base Building”), which event or circumstance with respect to the Base Building materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of said notice (unless Landlord’s obligation cannot reasonably be performed within thirty (30) days, in which event Landlord shall be allowed additional time as is reasonably necessary to perform the obligation so long as Landlord begins performance within the initial thirty (30) days and diligently pursues performance to completion), or, in the event of an Emergency (as defined below), not later than five (5) business days after receipt of such notice, then Tenant shall have the right to undertake such actions as may be reasonably necessary to make such repairs if Landlord thereafter fails to commence corrective action within five (5) business days following Landlord’s receipt of a second written notice from Tenant specifying that Tenant will undertake such actions if Landlord fails to timely do so (provided that such notice shall include the following language in bold, capitalized text:  “IF LANDLORD FAILS TO COMMENCE THE REPAIRS DESCRIBED IN THIS LETTER WITHIN FIVE (5) BUSINESS DAYS FROM LANDLORD’S RECEIPT OF THIS LETTER, TENANT WILL PERFORM SUCH REPAIRS AT LANDLORD’S EXPENSE”; provided, however, that in no event shall Tenant undertake any actions that could materially or adversely affect the Base Building.  Notwithstanding the foregoing, in the event of an Emergency, no second written notice shall be required as long as Tenant advises Landlord in the first written notice of Tenant’s intent to perform such Emergency repairs if Landlord does not commence the same within such five (5) business day period, utilizing the language required in second notices.  If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of the reasonable out-of-pocket third-party costs and expenses actually incurred by Tenant in taking such action.  If Tenant undertakes such corrective actions pursuant to this Section 7.3, then (a) the insurance and indemnity provisions set forth in this Lease shall apply to Tenant’s performance of such corrective actions, (b) Tenant shall proceed in accordance with all applicable laws, (c) Tenant shall retain to perform such corrective actions only such reputable contractors and suppliers as are duly licensed and qualified, (d) Tenant shall effect such repairs in a good and workmanlike and commercially reasonable manner, (e) Tenant shall use new or like new materials, and (f) Tenant shall take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building.  Promptly

EXHIBIT C -3-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]

following completion of any work taken by Tenant pursuant to the terms of this Section 7.5, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto, and Landlord shall reimburse Tenant the amounts expended by Tenant in connection with such work, provided that Landlord shall have the right to object if Landlord claims that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive).  For purposes of this Section 7.5, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Base Building, or creating a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

EXHIBIT C -4-	HCP LS REDWOOD CITY, LLC [First Amendment] [Relypsa, Inc.]